EXHIBIT 12

                   COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                                  (DOLLARS IN THOUSANDS)


                                                   Three Months ended September 30,           Nine Months ended September 30,
                                                 ---------------------------------------     --------------------------------------
                                                       1999                  1998                  1999                 1998
                                                 -----------------     -----------------     -----------------    -----------------
      Income before extraordinary item                    $20,042               $13,807               $80,416              $66,071

      Add:
        Portion of rents representative
          of the interest factor                              306                   155                   795                  401
        Interest on indebtedness                           39,014                27,224               116,011               75,784
                                                 =================     =================     =================    =================
          Earnings                                        $59,362               $41,186              $197,222             $142,256
                                                 =================     =================     =================    =================

      Fixed charges and preferred stock dividend:
        Interest on indebtedness                          $39,014               $27,224              $116,011              $75,784
        Capitalized interest                                1,074                   910                 4,259                2,223
        Portion of rents representative
          of the interest factor                              306                   155                   795                  401
                                                 -----------------     -----------------     -----------------    -----------------
           Fixed charges                                   40,394                28,289               121,065               78,408
                                                 -----------------     -----------------     -----------------    -----------------
      Add:
        Preferred stock dividend                            9,441                 5,650                28,320               16,953
                                                 -----------------     -----------------     -----------------    -----------------
           Combined fixed charges and preferred
             stock dividend                               $49,835               $33,939              $149,385              $95,361
                                                 =================     =================     =================    =================
      Ratio of earnings to fixed charges                     1.47 x                1.46 x                1.63 x               1.81 x

      Ratio of earnings to combined fixed charges
           and preferred stock dividend                      1.19                  1.21                  1.32                 1.49